Exhibit 3.1

AMENDMENT TO

THE AMENDED AND RESTATED BYLAWS

OF

NCI BUILDING SYSTEMS, INC.

Pursuant to the approval granted by the Board of Directors of NCI Building Systems, Inc. (the “Corporation”), in a meeting held on July 17, 2018, and the subsequent resolution contained in the minutes of the meeting of the same date, the Bylaws of the Corporation (“Bylaws”) were amended as follows, effective as of the date set forth below:

RESOLVED, that a new Article X be, and hereby is, added to the Corporation’s Bylaws to read as follows:

“ARTICLE X – EXCLUSIVE FORUM FOR ADJUDICATION OF DISPUTES

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for or based on breach of a fiduciary duty owed by any current or former director or officer or other employee of the Corporation to the Corporation or to the Corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Amended and Restated Certificate of Incorporation or these Amended and Restated Bylaws (each as may be amended from time to time), (d) any action asserting a claim relating to or involving the Corporation that is governed by the internal affairs doctrine, or (e) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the Delaware General Corporation Law shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).”

Except as specifically amended herein, all other terms and conditions of the Bylaws shall remain the same and in full force and effect.

July 17, 2018	/s/ Todd Moore
Name: Todd Moore
Title: Executive Vice President, Chief Legal, Risk & Compliance Officer and Corporate Secretary